Exhibit 99.1

STONE ENERGY CORPORATION UPDATES 2003 PRODUCTION

NYSE — SGY
LAFAYETTE, LA. September 24, 2003

        Stone Energy Corporation today announced that the Company will be providing estimated monthly production data following the end of each month during the remainder of 2003. During the months of July and August 2003, the Company estimates that net daily production approximated 255 MMcfe, which includes production of approximately 25% from properties operated by others. In order to achieve an annual production rate equal to 2002, as indicated in prior guidance, the Company will have to average 348 MMcfe of net daily production during the fourth quarter of 2003. The Company can give no assurance that it will achieve this rate for the remainder of the year. The Company's ability to meet this rate is dependent on its current production base and the success of unevaluated wells and operations in its capital program for the remainder of this year. Through the end of 2003, following the end of each month the Company will provide an estimate of that month's production. The production information will be made available on Stone's Web site

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.